Exhibit 99.1

Media Contacts:

Motricity

Jennifer Morgan

Office: +1 425.638.8375

jennifer.morgan@motricity.com

Axiata Group

Faridah Hashim

Office: +603 2263 8881

faridah@axiata.com

Dialog, Robi, and Hello, Join Celcom and XL, to Select Motricity as

the Exclusive Provider of Mobile Data Services

Axiata Selects Motricity as its Preferred Provider of Mobile Data

Services Across its Carrier Group Throughout Asia

Kuala Lumpur and Bellevue, WA – Dec. 20, 2010 – Axiata, one of the largest telecommunications conglomerates in the Asia Pacific region with nearly 150 million mobile subscribers in ten countries, today announced it has selected Motricity (NASDAQ: MOTR) to be its preferred provider to deliver a complete end-to-end mobile Internet and data services solution to its operating companies. The announcement builds upon the successful deployment of Motricity’s mCore Platform and its end-to-end Mobile as a Service offering at XL Axiata, the group’s largest operating company based in Indonesia. Additionally, Motricity is already in the process of implementing the mCore Platform and services at Celcom, Axiata’s operating company in Malaysia. Motricity has now entered into an agreement to provide its solutions and services to Axiata operating companies Dialog in Sri Lanka, Robi in Bangladesh and Hello in Cambodia.

“We are pleased to partner with Motricity to leverage their expertise and deliver a full range of mobile data services to millions of subscribers whose primary access to the Internet is through their mobile devices, whether it is GPRS or 3G enabled,” said Dato’ Sri Jamaludin Ibrahim, president and group chief executive officer of Axiata. “The mobile Internet is one of the fastest growth opportunities for mobile operators and Axiata’s focus is to champion innovation by providing personalized content and a rich mobile Internet experience to our subscribers. Through Motricity’s mCore Platform we believe that Axiata will be able to provide increased adoption of the mobile Internet which will lead to growth and development throughout our region’s local economies.”

Motricity’s hosted managed technology platform, mCore will enable Axiata to provide its subscribers with mobile access to the Internet, rich content and email as well as enabling social networking and mobile commerce applications from nearly any device. The mCore Platform will also facilitate mobile commerce opportunities and support mobile marketing campaigns and programs via enhanced customer analytics capabilities.

“This is a substantial win for Motricity and one that was born out of our shared commitment toward advancing the mobile Internet’s reach in the Asia Pacific region,” said Ryan Wuerch, chief executive officer and founder of Motricity. “Axiata has proven itself to be a leader and innovator in bringing new mobile services to emerging markets and we are enthused to partner with them in their ambitious goal of bringing a rich mobile data services experience to their millions of subscribers.”

About Axiata

Axiata is one of the largest Asian telecommunication companies, focused on high growth low penetration emerging markets. Axiata has controlling interests in mobile operators in Malaysia, Indonesia, Sri Lanka, Bangladesh and Cambodia with significant strategic stakes in India, Singapore and Iran. India and Indonesia are amongst the fastest growing markets in the world. In addition, the Malaysian-grown holding company has stakes in non-mobile telecommunication operations in Thailand.

The Group’s mobile subsidiaries and associates operate under the brand name ‘Celcom’ in Malaysia, ‘XL’ in Indonesia, ‘Dialog’ in Sri Lanka, ‘Robi’ in Bangladesh, ‘HELLO’ in Cambodia, ‘Idea’ in India, ‘M1’ in Singapore and ‘MTCE’ in Iran (Esfahan).

The Group, including its subsidiaries and associates, has over 150 million mobile subscribers in Asia. The Group revenue for 2009 was RM13.1 billion. The Group provides employment to over 25,000 people across Asia. Axiata’s vision is to be a regional champion by 2015 by piecing together the best throughout the region in connectivity, technology and talent, uniting them towards a single goal: Advancing Asia.

Axiata was awarded the Frost & Sullivan 2009 and 2010 Asia Pacific ICT Award for Best Telecom Group and the Telecom Asia Best Regional Mobile Group 2010 for its operations in multiple Asian markets.

About Motricity

Motricity (NASDAQ: MOTR) is a leading mobile data solutions provider exclusively focused on the rapidly growing mobile Internet market. It serves some of the world’s largest mobile carriers, simplifying the mobile Internet and creating a personalized mobile experience for subscribers. Motricity helps companies leverage the power of mobility to make direct, personalized connections with their customers. For more information, visit www.motricity.com or follow the company on Twitter @motricity.

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